UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2022

CATALYST BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Gateway Blvd, Suite 710, South San Francisco, CA 94080

(Address of principal executive offices)

(650) 871-0761

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CBIO	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events

Catalyst Biosciences, Inc. (“Catalyst”) hereby provides information regarding events leading up to the sale of assets to Vertex Pharmaceuticals Incorporated (“Vertex”) May 19, 2022 (the “Transaction”) as previously disclosed on May 23, 2022.

The Background of the Transaction

The Transaction and its terms were the result of a competitive process and negotiations between representatives of Catalyst and Vertex. In particular:

On February 17, 2022, Catalyst announced that it had engaged Perella Weinberg Partners (“PWP”), a leading global independent advisory firm, as a financial advisor to assist Catalyst in exploring strategic alternatives.

Between February 17, 2022, and early April 2022, PWP and Catalyst reviewed Catalyst’s strategic alternatives, including licensing, sale of assets, and M&A transactions, and engaged with various potential counterparties. This engagement included outreach to approximately 75 potentially interested parties, the execution of confidentiality agreements with 15 parties, due diligence conducted by 14 parties, process letters sent to 13 parties, two offers received by the initial April 7, 2022 deadline for non-binding indications of interest, including an offer from Vertex, and one subsequent verbal offer received.

While PWP and Catalyst were considering Catalyst’s strategic alternatives, Catalyst announced on March 15, 2022, that it had regained full rights to CB 2782-PEG, a C3-degrader for the treatment of dry AMD (dAMD). Under the terms of the agreement, Biogen International GmbH returned the rights for further development of CB 2782-PEG and ended the collaboration on other potential AMD treatments.

Pursuant to the process letter sent by PWP to parties that expressed an interest in purchasing the complement assets and other strategic transactions, non-binding indications of interests were due by April 7, 2022. Catalyst received two preliminary, non-binding indications of interest, one from Vertex and one from another potential buyer that offered an initial upfront payment plus contingent milestone payments based on product development and regulatory approvals. Catalyst’s Board of Directors reviewed these proposals with PWP and Catalyst management and discussed negotiating strategies and plans. The Board determined that the offer received from Vertex was superior to the offer received from the other potential buyer based on various factors, including the contingent nature of the other party’s milestone payments compared to the Vertex bid which offered more cash up front.

On April 12, 2022, a final round process letter was sent to Vertex, requesting a final proposal and markup of the Asset Purchase Agreement by April 28, 2022.

On April 13, 2022, PWP sent Catalyst’s initial draft of the Asset Purchase Agreement (the “Draft APA”) to Vertex.

On April 13, 2022, Catalyst engaged the law firm Potter Anderson & Corroon LLP to advise on Delaware law matters with respect to the potential sale of the complement assets, including whether such transaction would require approval of the company’s stockholders under Delaware law.

On April 25, 2022, Catalyst received a preliminary, non-binding indication of interest from a third potential buyer of the complement assets, on terms that the Board of Directors determined were inferior to Vertex’s proposal.

Between April 12, 2022 and April 28, 2022, Vertex continued its diligence on Catalyst’s complement assets.

On April 28, 2022, Vertex provided a final indication of interest for the acquisition of 100% of the complement assets along with comments and proposed edits to the Draft APA, proposing a $60 million purchase price, without milestones, consisting of a $55 million upfront cash payment at signing and a $5 million holdback payable upon the completion of certain obligations.

Between April 29, 2022 and May 19, 2022, Catalyst and Vertex negotiated the Draft APA, and Vertex continued and completed its diligence of the complement assets. During this period, Potter Anderson & Corroon engaged with the company and PWP in analysis of the proposed transaction and the value of the assets to be retained by Catalyst following the sale of the complement assets.

On May 12, 2022, the Board received the opinion of Potter Anderson & Corroon LLP that a vote of the Catalyst stockholders to approve the Transaction was not required under Delaware law.

Also on May 12, 2022, the Board of Directors of Catalyst discussed the offers received and unanimously resolved to approve the Transaction. Among the factors considered by the Catalyst Board were the consideration offered by Vertex, the amount and duration of the consideration holdback, the superiority of the terms offered by Vertex compared to other offers received following the extensive review of strategic alternatives and sale process, the fact that the Vertex proposal provided for a simultaneous signing and closing of the Transaction which was viewed favorably by the Catalyst Board and the certainty of closing the asset sale.

On May 19, 2022, Catalyst and Vertex signed the Asset Purchase Agreement and closed the Transaction.

On May 23, 2022, Catalyst announced that it had signed the Asset Purchase Agreement with Vertex and closed the Transaction as well as the material terms of the Transaction.

Important Additional Information and Where to Find It

Catalyst intends to file a proxy statement with the SEC (“Proxy Statement”) in connection with the solicitation of proxies for the 2022 Annual Meeting of the Stockholders and to use a WHITE proxy card for its solicitation. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF CATALYST ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING CATALYST’S PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive Proxy Statement and other documents filed by Catalyst free of charge from the SEC’s website, www.sec.gov. Catalyst stockholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request to Catalyst Biosciences, Inc., 611 Gateway Boulevard, Suite 710, South San Francisco, CA 94080, Attn: Investor Relations, or from the Company’s website, www.catalystbiosciences.com.

Certain Information Regarding Participants in Solicitation

Catalyst, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2022 Annual Meeting of the Stockholders. Information regarding the names of Catalyst’s directors and executive officers and their respective interests in Catalyst by security holdings or otherwise is set forth in Catalyst’s Annual Report on Form 10-K/A, filed with the SEC on May 2, 2022. To the extent holdings of such participants in Catalyst’s securities have changed since the amounts described in the Form 10-K/A, such changes have been reflected on Initial Statement of Beneficial Ownership of Securities (Form 3) or Statements of Changes in Beneficial Ownership (Form 4) filed with the SEC. Additional information can also be found in Catalyst’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 that was filed with the SEC on March 31, 2022. Details concerning the nominees of the Catalyst Board for election at the 2022 Annual Meeting of the Stockholders will be included in the Proxy Statement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1§	Asset Purchase Agreement dated as of May 19, 2022 by and between Catalyst Biosciences, Inc. and Vertex Pharmaceuticals Incorporated.

104	Cover Page Interactive Data File (formatted as Inline XBRL document).

§	Portions of this exhibit (indicated by “[***]”) have been redacted in accordance with Regulation S-K Item 601(b)(10)(iv).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST BIOSCIENCES, INC.

Date: June 24, 2022	/s/ Nassim Usman
Nassim Usman, Ph.D.
President and Chief Executive Officer

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].”

ASSET PURCHASE AGREEMENT

dated as of May 19, 2022,

by and between

CATALYST BIOSCIENCES, INC.

and

VERTEX PHARMACEUTICALS INCORPORATED

i

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Patent Assignment Agreement
Exhibit D	Trademark Assignment Agreement

Index of Defined Terms

Action	5
Affiliate	5
Agreement	5
Allocation Statement	21
Ancillary Agreements	5
Assumed Liabilities	13
Basket	28
[***]	5
Business Day	5
Closing	14
Closing Consideration	6
Closing Date	14
Code	6
Confidential Information	25
Confidentiality Agreement	25
Consulting Agreement	6
Contract	6
control	5
Damages	6
Disclosure Schedule	6
Enforceability Exceptions	15
Excluded Assets	12
Excluded Inventory	12
Excluded Taxes	6
Exploit	6
FDA	6
Fraud	6
GAAP	7
Governmental Entity	7
Holdback Amount	7
Indemnified Amount	29
Intellectual Property Rights	7
Inventory	7
Know-How	7
Knowledge of Seller	7
Law	7
Liabilities	8
[***]	16
Liens	8
Order	8

Patent Assignment Agreement	8
Patents	8
Pending Claims	29
Permit	8
Permitted Liens	8
Person	8
Platforms	8
Pre-Closing Tax Period	8
Pre-Closing Tax Refunds	22
Products	8
Property Taxes	9
Purchase Price	9
Purchaser	5
Purchaser Group	9
Purchaser Indemnified Parties	27
Recipient	6
Restricted Business	9
Retained Liabilities	14
Seller	5
Seller Governing Documents	9
Set Aside Amounts	29
Straddle Period	9
Subsidiary	9
Tax Return	9
Taxes	9
Taxing Authority	9
Territory	9
Trademark Assignment Agreement	10
Transaction	10
Transfer Taxes	10
Transferred Assets	12
Transferred Contracts	10
Transferred Intellectual Property	10
Transferred Inventory	10
Transferred Know-How	10
Transferred Patents	10
Transferred Product Regulatory Materials	10
Transferred Product Scientific Material	10
Transferred Trademarks	11

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of May 19, 2022 (this “Agreement”), is by and between Catalyst Biosciences, Inc., a Delaware corporation (“Seller”), and Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Purchaser”). Capitalized terms are defined on the pages of this Agreement set forth opposite such capitalized terms listed in the Index of Defined Terms.

WHEREAS, Seller desires to sell, transfer, assign, convey, and deliver to Purchaser, and Purchaser desires to purchase, acquire, and accept from Seller, the Transferred Assets and assume the Assumed Liabilities upon the terms and conditions of this Agreement.

WHEREAS, Purchaser and Seller desire to make certain representations, warranties, covenants, and agreements in connection with the Transaction and prescribe various conditions to the Transaction.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises, and agreements set forth in this Agreement, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged and accepted, the parties, intending to be legally bound, agree as follows:

ARTICLE 1. DEFINITIONS

Section 1.1 Defined Terms. The following terms have the following meanings:

“Action” means any claim, action, suit or proceeding, investigation, governmental inquiry, or criminal prosecution.

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through ownership of voting securities, contract or otherwise, and “controlled” and “controlling” will have correlative meanings.

“Ancillary Agreements” means (a) a bill of sale providing for the transfer of the Transferred Assets in the form of Exhibit A, (b) an assignment and assumption agreement for the assumption of the Assumed Liabilities in the form of Exhibit B, (c) the Patent Assignment Agreement, (d) the Trademark Assignment Agreement, and (e) each document, certificate, or other instrument required to be delivered under this Agreement or under any other Ancillary Agreement.

[***]

“Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City, New York.

“Closing Consideration” means the Purchase Price minus the Holdback Amount.

“Code” means the U.S. Internal Revenue Code of 1986.

“Consulting Agreement” means each of the consulting agreements in a form to be agreed by Purchaser and each individual set forth on Section 7.1(c) of the Disclosure Schedule following the Closing.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, or other commitment or arrangement, whether oral or written, that is binding on any Person or any of its property under applicable Law.

“Damages” means the amount of any loss, claim, tax, demand, damage, deficiency, liability, judgment, royalty, fine, penalty, cost, or expense (including costs of investigation and out-of-pocket, reasonable attorneys’, consultants’ and experts’ fees and expenses and interest and penalties awarded or imposed by a Governmental Entity) incurred, paid, accrued, or sustained by the applicable Purchaser Indemnified Parties; provided, however, that Damages will not include (a) any punitive damages unless such damages are awarded to a third party, or (b) incidental, special, exemplary, or consequential damages, lost profits, or diminution in value.

“Disclosure Schedule” means the disclosure letter in respect of this Agreement delivered by one party to the other party concurrently with the execution and delivery of this Agreement.

“Excluded Taxes” means any Taxes (a) imposed by any applicable Law on Seller for any Tax period, other than Property Taxes that are not attributable to a Pre-Closing Tax Period (as determined pursuant to Section 6.1(a)), (b) imposed on or with respect to the ownership or operation of the Excluded Assets or Retained Liabilities for any Tax period, (c) imposed on or with respect to the acquisition, ownership, or operation of the Transferred Assets for any Pre-Closing Tax Period, (d) that are Property Taxes that are attributable to a Pre-Closing Tax Period (as determined pursuant to Section 6.1(a)), (e) for which the Purchaser or any of its Affiliates is liable (i) as a transferee or successor to Seller or its Affiliates or (ii) pursuant to any contract entered into by Seller or its Affiliates prior to the Closing, other than Taxes of another Person owed pursuant to a contract that constitutes a Transferred Asset or Assumed Liability or that is entered into in the ordinary course of business, the purpose of which is not primarily related to Taxes, and (f) that are Transfer Taxes, in each case other than any Taxes for which Purchaser is liable under the terms of this Agreement including Section 6.1(c).

“Exploit” means to research, develop, design, test, manufacture, have made, use, sell, offer for sale, import, export, promote, market, distribute, or otherwise commercialize.

“FDA” means the United States Food and Drug Administration.

“Fraud” means, with respect to any Person, intentional (and not constructive) misrepresentation in making of the representations and warranties in Article 4 or Article 5 (as applicable) with the actual knowledge (as opposed to imputed or constructive knowledge or knowledge that could have been obtained after inquiry, or recklessness or negligence) of such Person that such representation was false when made and upon which the Person to whom such representation was made (the “Recipient”) has reasonably relied to its detriment.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any government, any governmental entity, commission, board, agency, or instrumentality, and any court, tribunal, or judicial body, whether federal, state, county, local, or foreign.

“Holdback Amount” means $5,000,000.

“Intellectual Property Rights” means any and all (a) Patents, (b) copyrights, copyright registrations, and applications therefor and all other rights corresponding thereto, rights in data and databases, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing, (c) trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, (d) rights associated with trade secrets, confidential and proprietary information and know-how (including inventions, proprietary processes, formulae, models, and methodologies), industrial designs, and any registrations and applications therefor, (e) rights of privacy and publicity, (f) social media identifiers and account information and Internet domain names, and (g) other proprietary rights arising under Law, Contract, or otherwise and any other intellectual property rights or proprietary rights recognized by the Law of each applicable jurisdiction, in each case whether registered or unregistered and including all applications for, and renewals, extensions or reversions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

“Inventory” means all inventory or tangible personal property of Seller used, held for use or otherwise consumed in the research, development, or manufacturing of the Products that, as of the Closing, are in the possession or control of Seller, including all raw materials, work-in-process, inventories, compounds, cell lines, assays, reagents, ingredients, and samples, in each case to the extent owned or controlled by Seller or its Affiliates.

“Know-How” means all existing and available technical information, know-how, and data including inventions (whether patentable or not), discoveries, trade secrets, specifications, information, instructions, processes, formulae, materials, and other technology, in each case as are used, held for use or otherwise relate to the Products or the Platforms or to their Exploitation, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical, and clinical data relating to the Products or the Platforms in the Territory, and that is in existence and owned or controlled by, Seller and/or its Affiliates on the Closing Date.

“Knowledge of Seller” means the actual knowledge, after due inquiry, of [***].

“Law” means any and all federal, state, provincial, regional, territorial, and local (a) laws, statutes, statutory instruments, ordinances, regulations of or by any Governmental Entity, (b) rules, executive orders, consent orders, supervisory requirements, directives, circulars, opinions, interpretive letters, and other office releases, guidelines, and policies, in each case, with the force of Law, of or by any Governmental Entity, and (c) Orders.

“Liabilities” means all debts, losses, damages, adverse claims, obligations, liabilities, or commitments of any nature or kind, in each case whether (a) known or unknown, express or implied, primary or secondary, direct or indirect, liquidated or unliquidated, absolute or contingent, accrued or unaccrued, due or to become due, matured or unmatured, fixed, disputed, liquidated, executory, determined or determinable, (b) in contract, tort, strict liability, or otherwise (including all costs and expenses related to such Liabilities), or (c) required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

“Liens” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title, or other similar encumbrance.

“Order” means any order, judgment, injunction, or decree issued, promulgated, or entered by or with any Governmental Entity of competent jurisdiction.

“Patent Assignment Agreement” means the Patent assignment agreement in the form of Exhibit C.

“Patents” means the rights and interests in and to issued patents and pending patent applications in any country, jurisdiction or region (including inventor’s certificates and utility models), including all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals and all patents granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, and patents of addition thereof, including patent term extensions and supplementary protection certificates, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing.

“Permit” means any license, franchise, or permit with any Governmental Entity required by Law for the development, manufacturing, marketing, commercialization, distribution, or sale of the Products, and/or the ownership or use of the Transferred Assets.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business, and (b) Liens for Taxes and other governmental charges that are not due and payable, or that are being contested in good faith through appropriate proceedings.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity, or other entity.

“Platforms” means those degrader platforms identified as of the Closing Date as ProTUNE™ C3b/C4b degrader, ImmunoTune™ C3a/C5a, and the protease molecular evolution platform, as further described in the Patents set forth on Section 1.1 of the Disclosure Schedule.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Products” mean (a) CB 4332, [***], (b) CB 2782-PEG, a C3 degrader product, (c) [***], [***], and (d) [***].

“Property Taxes” means real, personal, ad valorem, and intangible property Taxes and any similar Taxes.

“Purchase Price” means an amount in cash equal to $60,000,000.

“Purchaser Group” means Purchaser and Purchaser’s Subsidiaries.

“Restricted Business” means the [***].

“Seller Governing Documents” means Seller’s Certificate of Incorporation and Bylaws, in each case as amended to date in effect as of the Closing.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means with respect to any entity, that such entity will be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least a majority of the outstanding equity interests of such entity.

“Tax Return” means any return, declaration, statement, disclosure, report, form, estimate, or information return relating to Taxes including any amendments thereto and any related or supporting information, schedules, or attachments thereto, in each case required or permitted to be filed with any Taxing Authority.

“Taxes” means any and all U.S. federal, state, and local and non-U.S. taxes, assessments, and other similar governmental charges, duties, impositions, levies, customs, tariffs, including taxes based upon or measured by gross receipts, income, profits, gain, sales, use, and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative minimum, estimated, stamp, excise, and Property Taxes, as well as social security, together with all interest, penalties, and additions imposed with respect to such amounts or such interest, penalties, or additions.

“Taxing Authority” means any federal, state, local, or foreign government, any subdivision, agency, commission, or authority thereof, or any quasi-governmental body exercising Tax regulatory authority or otherwise responsible for the imposition, collection, or administration of any Tax.

“Territory” means worldwide.

“Trademark Assignment Agreement” means the trademark assignment agreement in the form of Exhibit D.

“Transaction” means (a) the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities, and (b) all other transactions, in each case as contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” means all sales (including bulk sales and value added tax), use, transfer, recording, privilege, documentary, registration, conveyance, excise, license, stamp, or similar Taxes and fees arising out of, in connection with, or attributable to the Transaction.

“Transferred Contracts” means the Contracts set forth on Section 1.1 of the Disclosure Schedule.

“Transferred Intellectual Property” means (a) the Transferred Patents, (b) the Transferred Trademarks, and (c) the Transferred Know-How, and (d) all other Intellectual Property Rights owned by Seller or any of its Affiliates used, held for use or otherwise related to the Products or the Platforms or their Exploitation, in each case of (a) through (d) together with all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

“Transferred Inventory” means the Inventory set forth on Section 1.1 of the Disclosure Schedule and all other Inventory used in connection with the research, development, or manufacturing of the Products. For the avoidance of doubt, Transferred Inventory expressly excludes the Excluded Inventory.

“Transferred Know-How” means the Know-How set forth on Section 1.1 of the Disclosure Schedule and all other Know-How.

“Transferred Patents” means the Patents set forth on Section 1.1 of the Disclosure Schedule and all other Patents related to the Products or the Platforms, together with any and all foreign counterparts thereof, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions of the foregoing.

“Transferred Product Regulatory Materials” means the materials set forth on Section 1.1 of the Disclosure Schedule and all other (a) correspondence and reports necessary to, or otherwise describing the ability to, research, develop, manufacture, commercialize or otherwise Exploit the Products in the Territory, submitted to, or received from any Governmental Entity, including lab notebooks and the like, and (b) all regulatory filings, correspondence, and reports, plans and protocols, pre-clinical and non-clinical data and any other data, databases, materials, and information filed with or received from any Governmental Entity used, held for use or otherwise relating to the Products or the Platforms as of the Closing Date, in each case to the extent owned by, controlled by or in the possession of Seller or its Affiliates, including all correspondence reported to, or received from, the FDA.

“Transferred Product Scientific Material” means the materials set forth on Section 1.1 of the Disclosure Schedule and all other technological, scientific, chemical, biological, pharmacological, toxicological, regulatory, and clinical trial material if and to the extent not filed with a Governmental Entity used, held for use or otherwise related to the Products or the Platforms that Seller or any of its Affiliates owns in connection with the research, development, and manufacturing of the Products.

“Transferred Trademarks” means the trademarks set forth on Section 1.1 of the Disclosure Schedule and all other trademarks used, held for use, or otherwise related to the Products or the Platforms, together with any and all foreign counterparts thereof, and any and all goodwill associated with and symbolized by the foregoing items.

Section 1.2 Additional Interpretive Matters. Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation will apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which, or following which any act is to be done or step taken under this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

(b) Currency and Accounting.

(i) Any reference in this Agreement to Dollars, $, or amounts in cash or Liabilities, means, or will be expressed in, United States dollars.

(ii) Unless otherwise defined in this Agreement, accounting terms will have the respective meanings assigned to them in accordance with GAAP consistently applied with the methodologies, practices, classifications, judgments, estimation techniques, assumptions, and principles used by Seller in preparing its audited financial statements.

(c) Gender and Number. Any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.

(d) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions, and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(e) Including. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(f) Laws and Governmental Entities. Any reference to any Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to (i) a specific rule, regulation, or section or subsection of any Law will be deemed to refer to any amendment or successor provision to such rule, regulation, or section or subsection of such Law, and (ii) any Governmental Entity, will be deemed to refer to any successor to such Governmental Entity.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2. PURCHASE AND SALE

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, transfer, assign, convey, and deliver to Purchaser, and Purchaser will purchase, acquire, and accept from Seller, the Transferred Assets in consideration for (a) the payment by Purchaser to Seller of an aggregate amount in cash equal to the Purchase Price, and (b) the assumption by Purchaser from Seller of the Assumed Liabilities.

Section 2.2 Transferred Assets and Excluded Assets.

(a) Transferred Assets. “Transferred Assets” means all of the assets, properties, privileges, claims, title, interests, and rights of Seller identified below as such assets exist as of the Closing:

(i) the Products;

(ii) the Platforms;

(iii) the Transferred Intellectual Property;

(iv) the Transferred Product Regulatory Materials;

(v) the Transferred Product Scientific Materials;

(vi) the Transferred Contracts; and

(vii) the Transferred Inventory.

(b) Excluded Assets. Seller will not sell, transfer, assign, convey, or deliver to Purchaser, and Purchaser will not purchase, acquire, or accept from Seller, any Excluded Assets. “Excluded Assets” means any asset, property, privilege, claim, title, interest, or right of Seller that is not included in Transferred Assets, comprised of the following:

(i) any cash or cash equivalents of Seller;

(ii) any accounts receivable of Seller;

(iii) any inventory of Seller other than the Transferred Inventory (the “Excluded Inventory”);

(iv) any and all Tax assets (including refunds and prepayments) (A) of Seller or any Affiliate for any and all Tax periods, and (B) with respect to Property Taxes imposed with respect to the Transferred Assets or Assumed Liabilities for any Pre-Closing Tax Period;

(v) any records (including accounting records and workpapers) related to Taxes paid or payable by Seller or any Affiliate and any financial and Tax records relating to the Transferred Assets or Assumed Liabilities that form part of the general ledger of Seller or any Affiliate;

(vi) all Liabilities in respect of any Action arising out of, relating to, or otherwise in respect of the Products or the Transferred Assets to the extent such Action relates to operation on or prior to the Closing Date;

(vii) all Contracts between Seller and any Person, other than the Transferred Contracts;

(viii) all rights of Seller under this Agreement or any Ancillary Agreement and any related claims; and

(ix) any other assets as set forth on Section 2.2 of the of the Disclosure Schedule.

Section 2.3 Assumed Liabilities and Retained Liabilities.

(a) Assumed Liabilities. “Assumed Liabilities” means only the Liabilities from and after the Closing Date that are expressly set forth below:

(i) all Liabilities arising out of, relating to, resulting from, or in connection with the Products and the Transferred Assets arising on or after the Closing Date;

(ii) all Liabilities arising out of, relating to, resulting from, or in connection with the performance by Purchaser Group under any Transferred Contract from and after the Closing Date;

(iii) all Liabilities arising out of, relating to, resulting from, or in connection with any Product developed, manufactured, marketed, commercialized, distributed, or sold by Purchaser Group from and after the Closing Date;

(iv) all Liabilities for Taxes (A) relating to the Transferred Assets or the Assumed Liabilities that are attributable to any taxable period (or portion thereof) beginning after the Closing Date, and (B) for which Purchaser is liable under the terms of this Agreement (including Section 6.1(c)).

(b) In connection with the purchase and sale of the Transferred Assets under this Agreement, at the Closing, Purchaser will assume and become responsible for the Assumed Liabilities.

(c) Retained Liabilities. Purchaser will not assume or become responsible for any Retained Liabilities, and Seller will pay, perform, and discharge all Retained Liabilities when due. “Retained Liabilities” means all Liabilities of Seller (including Excluded Taxes and other Liabilities relating to the breach of this Agreement) other than the Assumed Liabilities that are expressly assumed by Purchaser under this Agreement.

Section 2.4 Consents to Certain Assignments.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement will not constitute an agreement to assign any Transferred Asset or any claim or right arising under a Transferred Asset or resulting therefrom if such an attempted assignment, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Seller or Purchaser under this Agreement.

(b) Seller will use its commercially reasonable efforts from and after the date of this Agreement to obtain the consent of any such third party for the assignment to Purchaser of any such Transferred Asset, including the consents set forth on Section 2.4 of the Disclosure Schedule. If such consent has not been obtained prior to the consummation of the Closing, or if an attempted assignment would, in Seller’s reasonable discretion, be ineffective or would adversely affect the rights of Seller thereunder so that Purchaser would not in fact receive all such rights, Seller will use commercially reasonable efforts to provide Purchaser the benefits thereunder and Purchaser will assume the obligations thereunder (but only to the extent such obligations relate to the benefits that Seller actually provides to Purchaser and that would have constituted Assumed Liabilities if such assignment occurred on the Closing Date) from and after the consummation of the Closing.

(c) Seller is not obligated to seek consents prior to the consummation of the Closing. If and when any such consents will be obtained after the consummation of the Closing, Seller will promptly assign its rights thereunder to Purchaser without payment of consideration and Purchaser will, without payment of any additional consideration, assume from and after the date of such assignment the obligations thereunder (but only the obligations of Seller thereunder arising exclusively from, and accruing exclusively with respect to, the period after the date of such assignment (other than obligations thereunder arising as a result of the breach thereof at or prior to such assignment)).

ARTICLE 3. CLOSING, PAYMENT, AND DELIVERABLES

Section 3.1 Closing. The closing of the Transaction (the “Closing”) will take place on the date of this Agreement, which is referred to in this Agreement as the “Closing Date,” by electronic delivery of documents (by “portable document format”, email, or other form of electronic communication) all of which will be deemed to be originals. The Closing will be deemed to have occurred at 12:01 a.m. Eastern Time on the date of this Agreement.

Section 3.2 Payment of the Closing Consideration; Closing Deliverables.

(a) Payment of the Closing Consideration. At the Closing, Purchaser will pay to Seller the Closing Consideration by wire transfer of immediately available funds to the account designated on Section 3.2(a) of the Disclosure Schedule.

(b) Purchaser Deliverables. At the Closing, Purchaser will deliver to Seller each Ancillary Agreement, duly executed by Purchaser.

(c) Seller Deliverables. At the Closing, Seller will deliver to Purchaser:

(i) an executed IRS Form W-9 of Seller; and

(ii) each Ancillary Agreement, duly executed by Seller.

Section 3.3 Withholding. Subject to Seller’s delivery of an executed IRS Form W-9 pursuant to Section 3.2(c)(i), Purchaser will not and will cause each of its Affiliates and agents not to deduct or withhold from the payment of any amounts (or any portion thereof) payable under this Agreement under the Code or any other Tax Law.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule, Seller represents and warrants to Purchaser as follows:

Section 4.1 Organization and Standing. Seller (a) is a corporation duly organized, validly existing, and in good standing under the Laws of the state of its formation and existence, (b) has all requisite power and authority to carry on its business in all material respects, and (c) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation, or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed, or authorized, except for those jurisdictions where the failure to be so qualified, licensed, or authorized would not reasonably be expected to be material to Seller.

Section 4.2 Authority, Execution and Delivery; Enforceability. Seller has all necessary corporate power and authority to enter into this Agreement and the other Ancillary Agreements to which it is a party, to perform its obligations under this Agreement and under the Ancillary Agreements, and to consummate the Transaction. This Agreement and each of the other Ancillary Agreements to which Seller is a party has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by the other parties and such other Ancillary Agreements) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

Section 4.3 No Conflicts or Violations, No Consents or Approvals Required.

(a) The execution and delivery of this Agreement and the Ancillary Agreements by Seller, the performance by Seller of its obligations under this Agreement and under the Ancillary Agreements, and the consummation by Seller of the Transaction, does not and will not, directly or indirectly, (i) conflict with, or result in any violation of the Seller Governing Documents, (ii) conflict with or result in a violation of any Permit, Order, or Law applicable to Seller or the Transferred Assets, (iii) violate, conflict with, result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, any Transferred Contract, or (iv) result in the creation of any Lien (not including Permitted Liens) upon any of the Transferred Assets.

(b) No consent of, or registration, declaration, notice, or filing with, any Governmental Entity is required to be obtained, made, or given by Seller in connection with the execution, delivery, and performance of this Agreement and the other Ancillary Agreements to which Seller is a party, or the consummation of the Transaction.

Section 4.4 Title; No Activities.

(a) Seller has good, valid, and marketable title to each of the Transferred Assets, in each case, free and clear of all Liens (other than Permitted Liens), and is in possession of or has control over such Transferred Assets.

(b) Seller and its Affiliates have not marketed, commercialized, distributed, or sold any of the Products at any time prior to the Closing Date.

(c) The Transferred Inventory is of a quality and quantity usable in the ordinary course of business consistent with past practice, except in each case for excess, damaged, obsolete, or expired items (which, for the avoidance of doubt, are deemed Excluded Assets).

(d) The Transferred Assets constitute all of the assets of Seller used or created by Seller as of the Closing Date in the Exploitation of any Product or Platform or that are controlled by Seller and would reasonably be expected to be used by Seller in the Exploitation of any Product or Platform.

(e) [***].

Section 4.5 Contracts.

(a) Each Transferred Contract constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(b) Seller has performed all obligations, in all material respects, required to be performed by it under each Transferred Contract, and Seller is not in material breach or default thereunder and, to the Knowledge of Seller, no other party to such Transferred Contract is in material breach or default thereunder.

(c) No counterparty to any Transferred Contract has notified Seller in writing that such counterparty (i) intends to cease, after the Closing Date, providing its goods or services under such Transferred Contract, or (ii) intends to terminate or materially reduce, after the Closing Date, its relationship with Seller under such Transferred Contract.

Section 4.6 Compliance with Laws; Regulatory.

(a) Seller’s Exploitation of the Platform and the Products is, in all material respects, in compliance with all applicable Law and Orders.

(b) Seller has not received any written notice from any Governmental Entity alleging any failure of the Exploitation of the Platform and the Products to comply with any applicable Law or Order.

(c) Section 4.6(c) of the Disclosure Schedule lists all Permits currently held by Seller in connection with the Exploitation of the Products by Seller. Seller is not in violation or default in any material respect of any such Permit. Seller has not received any notice or other communication (whether written or oral) from any Governmental Entity that it intends to or is threatening to revoke, suspend, modify, or limit any such Permit.

(d) Any Transferred Product Regulatory Materials were, at the time of filing, true and complete in all material respects. Since the date Seller first owned any of the Products, none of Seller, any Affiliate, or any of their officers, employees, or agents has (i) made an untrue statement of a material fact to any Governmental Entity with respect to any Product, (ii) failed to disclose a material fact required to be disclosed to a Governmental Entity with respect to any Product, or (iii) committed an act with respect to any Product that would reasonably be expected to provide a basis for the FDA to invoke its policy in respect of “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), as amended. Seller has made available to Purchaser true and complete copies of all material correspondence with any Governmental Entity in Seller’s possession or control with respect to the Transferred Product Regulatory Materials.

(e) Neither Seller nor any person employed by Seller (i) is, to the Knowledge of Seller, under investigation by the FDA for debarment action or is presently or has been debarred pursuant to Section 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992, or (ii) has a disqualification hearing pending or has been disqualified by the FDA under 21 C.F.R. Section 312.70.

(f) There is no (i) outstanding Order against Seller, (ii) Action pending or, to the Knowledge of Seller, threatened against Seller, or (iii) to the Knowledge of Seller, any investigation by any Governmental Entity pending or threatened against Seller, in the case of each of clauses (i), (ii), and (iii), in respect of the Products or any of the Transferred Assets including any Action to place a clinical hold order on, or otherwise terminate, delay, or suspend, any proposed or ongoing pre-clinical or clinical studies, trials, investigational new drug applications, or investigations conducted or proposed to be conducted in connection with the Transferred Assets.

Section 4.7 Intellectual Property.

(a) Seller is the sole and exclusive legal and beneficial and, with respect to the Transferred Patents and the Transferred Trademarks, record owner of all right, title, and interest in and to the Transferred Intellectual Property. Each issued Transferred Patent and each issued Transferred Trademark is subsisting in full force and effect, and to the Knowledge of Seller, valid and enforceable. Seller has taken all reasonable and necessary steps to maintain and enforce the Transferred Patents and the Transferred Trademarks. All required filings and fees related to the Transferred Patents and the Transferred Trademarks have been timely submitted with and paid to the relevant Governmental Entities and authorized registrars.

(b) Seller takes reasonable measures to protect the confidentiality of the Transferred Know-How, including requiring all Persons having access thereto to execute written non-disclosure agreements. There has not been any unauthorized disclosure of or access to any such Transferred Know-How in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information or the further dissemination or disclosure of such information.

(c) Neither Seller nor any of its Affiliates owns or has any right, title, or interest in or to any Intellectual Property Rights related to the Products or the Platforms other than Transferred Assets.

(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the Transactions, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Purchaser’s right to own or use the Transferred Intellectual Property. Immediately following the Closing Date, all the Transferred Intellectual Property will be owned by Purchaser on identical terms as they were owned or available for use by Seller immediately prior to the Closing Date.

(e) No funding, facilities, or personnel of any Governmental Entity, educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Transferred Intellectual Property.

(f) To the Knowledge of Seller, (i) no Person has infringed, misappropriated, or otherwise violated any of the Transferred Intellectual Property, and (ii) the Exploitation of the Products and Platforms as are currently and have been Exploited and as are currently contemplated to be Exploited do not infringe, misappropriate, or otherwise violate any valid Intellectual Property Rights of any other Person. There are, and have been, no claims brought or asserted (including in the form of an offer to obtain a license) (i) alleging that the Exploitation of the Products and Platforms infringes, violates, or misappropriates any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Transferred Intellectual Property, or Seller’s (or its Affiliates’) rights with respect to any Transferred Intellectual Property, or (iii) by Seller (or its Affiliates) alleging any infringement, misappropriation, or other violation by any Person of any Transferred Intellectual Property. Neither Seller nor any of its Affiliates are subject to any outstanding or prospective Order that does or could reasonably be expected to restrict or impair the ownership or use by Purchaser of any Transferred Intellectual Property.

Section 4.8 Taxes.

(a) All material Tax Returns related to the Transferred Assets or Assumed Liabilities that are or were required to be filed on or prior to the Closing Date have been timely filed. All such Tax Returns are true and complete in all material respects.

(b) All material Taxes related to the Transferred Assets or Assumed Liabilities that are due or have become due on or prior to the Closing Date have been paid in full.

(c) There are no Liens other than Permitted Liens on any of the Transferred Assets related to any material Taxes.

(d) No Action, audit or other proceeding regarding any material Tax or material Tax Return related to the Transferred Assets or Assumed Liabilities is pending, and no written notice of any material Tax deficiency outstanding, or assessed has been received, or, in each case, to the Knowledge of Seller, proposed or threatened in writing by any Governmental Entity.

(e) There are no outstanding extensions or waivers of the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes with respect to the Transferred Assets or Assumed Liabilities.

Section 4.9 Brokers or Finders. Except for Perella Weinberg Partners, Seller has not incurred any liability or obligation to any party for any brokerage, investment bankers’ or finders’ fees, or commissions in connection with the Transaction.

Section 4.10 No Other Representation or Warranties. Except for the representations and warranties contained in this Article 4, none of Seller or any other Person makes any express or implied representation or warranty on behalf of Seller and its Subsidiaries, and Seller and its Subsidiaries disclaim any such representation or warranty, whether by Seller or its Subsidiaries, or any of their respective representatives or any other Person, with respect to the execution and delivery of this Agreement, the Transactions, or the Transferred Assets, notwithstanding the delivery or disclosure to Purchaser or any of their respective representatives or any other Person of any documentation or other information with respect to the foregoing.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 5.1 Organization and Standing. Purchaser (a) is duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts, (b) has all requisite corporate power and authority to carry on its business as it is now being conducted in all material respects, and (c) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation, or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed, or authorized, except for those jurisdictions where the failure to be so qualified, licensed, or authorized would not have a material adverse effect on Purchaser or materially impair the ability of Purchaser to consummate the Transaction.

Section 5.2 Authority; Execution and Delivery, Enforceability. Purchaser has all necessary corporate power and authority to enter into this Agreement and the other Ancillary Agreements to which it is a party, to perform its obligations under this Agreement and under the Ancillary Agreements, and to consummate the Transaction. This Agreement and the other Ancillary Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser and (assuming due authorization, execution, and delivery by the other parties) constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 5.3 No Conflicts or Violations, No Consents or Approvals Required.

(a) The execution and delivery of this Agreement and the other Ancillary Agreements to which Purchaser is a party, the performance by Purchaser of its obligations under this Agreement and under the Ancillary Agreements, and the consummation by Purchaser of the Transaction, does not and will not, directly or indirectly, (i) conflict with, or result in, any violation of the Purchaser’s certificate of incorporation and bylaws, (ii) conflict with or result in a violation of any Permit, Order, or Law applicable to Purchaser, or any of its Subsidiaries, property or assets, or (iii) violate, conflict with, result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien (not including Permitted Lien) upon any of the properties, rights, or assets of Purchaser or any of its Subsidiaries pursuant to, any Contract to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, or Liens that would not have a material adverse effect on Purchaser or its Subsidiaries, taken as a whole, or prevent or materially delay or impair the ability of Purchaser to consummate the Transaction.

(b) No consent of, or registration, declaration, notice, or filing with, any Governmental Entity or other Person is required to be obtained or made by, or given to, Purchaser or any of its Subsidiaries in connection with the execution, delivery, and performance of this Agreement or the consummation of the Transaction, except where the failure to obtain such consent or to make such registration, declaration, notice, or filing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser or its Subsidiaries, taken as a whole, or prevent or materially delay or impair the ability of Purchaser to consummate the Transaction.

Section 5.4 Actions. There are no Actions pending by or against or, to the knowledge of Purchaser, threatened against, Purchaser or any Subsidiaries or Affiliates of Purchaser, or any executive officer or director of Purchaser in his or her capacity as such that would prevent or materially delay or impair the ability of Purchaser to consummate the Transaction.

Section 5.5 Availability of Funds. Purchaser has available cash and capacity under existing borrowing facilities which together are sufficient to enable it to consummate the Transaction and to pay all amounts contemplated by this Agreement.

Section 5.6 Brokers or Finders. Purchaser has not incurred any liability or obligation to any party for any brokerage, investment bankers’ or finders’ fees, or commissions in connection with the Transaction.

Section 5.7 No Other Representation or Warranties. Except for the representations and warranties contained in this Article 5, none of Purchaser or any other Person makes any express or implied representation or warranty on behalf of Purchaser and its Subsidiaries, and Purchaser and its Subsidiaries disclaim any such representation or warranty, whether by Purchaser or its Subsidiaries, or any of their respective representatives or any other Person, with respect to the execution and delivery of this Agreement or the Transactions, notwithstanding the delivery or disclosure to Seller or any of their respective representatives or any other Person of any documentation or other information with respect to the foregoing.

ARTICLE 6. TAX MATTERS

Section 6.1 Tax Matters.

(a) Allocation of Taxes. In the case of any Straddle Period, (i) income Taxes, sales and use Taxes, and value added Taxes will be computed as if such taxable period ended on (and included) the Closing Date, and (ii) all other Taxes (including Property Taxes) for the Pre-Closing Tax Period will be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period (determined as if the Straddle Period ended on the Closing Date) and the denominator of which is the number of days in the entire Straddle Period. For the avoidance of doubt, each of Seller and Purchaser shall be responsible for its own income, gross receipts, franchise, and similar Taxes, and any income, gross receipts, franchise, or similar Tax liability of Seller or any of its Affiliates shall constitute a Retained Liability.

(b) Purchase Price Allocation.

(i) No later than 90 days after the Closing Date, Seller will deliver to Purchaser a statement (the “Allocation Statement”) allocating the Purchase Price (increased by the Assumed Liabilities and any other items to the extent properly taken into account under Section 1060 of the Code) among the Transferred Assets and any other assets to the extent properly treated as acquired for Tax purposes pursuant to this Agreement in accordance with Section 1060 of the Code. If, within 30 days after the delivery of the Allocation Statement, Purchaser has not notified Seller in writing that Purchaser objects to the allocation set forth in the Allocation Statement, the Allocation Statement will become final and binding on the parties. If, within such 30-day period, Purchaser has so notified Seller, Purchaser and Seller will use commercially reasonable efforts to resolve such dispute within 30 days. In the event that Purchaser and Seller are able to resolve such dispute within such 30-day period, the allocation reflected on the Allocation Statement will be adjusted to reflect such resolution and the Allocation Statement (as so adjusted) will become final and binding on the parties. In the event that Purchaser and Seller are unable to resolve such dispute within such 30-day period, such dispute will be resolved by a neutral independent accounting firm mutually acceptable to the parties, with the reasonable costs of such accounting firm to be borne equally by each of Seller and Purchaser. The Allocation Statement as determined by such accounting firm will be final and binding on the parties, unless otherwise required by a change in Law after the date of this Agreement, a closing agreement with an applicable Taxing Authority, or a final judgment of a court of competent jurisdiction.

(ii) Once the Allocation Statement becomes final and binding pursuant to Section 6.1(b)(i), the parties agree to (A) be bound by the Allocation Statement for all Tax purposes, and (B) act in accordance with the Allocation Statement in the preparation, filing, and audit of any Tax Return, in each case, unless otherwise required by a change in Law occurring after the date that the Allocation Statement becomes final and binding, a closing agreement with an applicable Taxing Authority or a final judgment of a court of competent jurisdiction.

(c) Transfer Taxes.

(i) All Transfer Taxes will be split 50% / 50% by Purchaser and Seller. The parties will use commercially reasonable efforts to obtain any available exemption from any Transfer Taxes and will cooperate with the other parties in providing any information and documentation that may be necessary to obtain any such exemption, including any applicable resale or exemption certificate.

(ii) Purchaser will prepare and file, or caused to be filed, all Tax Returns and other documentation required to be prepared and filed with respect to all Transfer Taxes and, if required by applicable Law, Seller will join in the execution of any such Tax Returns and other documentation.

(d) Purchaser and Seller agree to use reasonable efforts to provide each other with such information and assistance as is reasonably necessary, including access to records which are in such party’s possession, or are reasonably obtainable without undue burden or expense, and personnel, for the preparation of any Tax Return or for the defense of any Tax claim or assessment related to the Transferred Assets or the Assumed Liabilities, whether in connection with an audit or otherwise.

(e) Purchaser will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Transferred Assets and the Assumed Liabilities with respect to any Tax period ending after the Closing Date. Seller will prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to the Transferred Assets and the Assumed Liabilities with respect to any Pre-Closing Tax Period. Seller will provide Purchaser a minimum of 30 days to review and comment on any Tax Return with respect to any Straddle Period prior to filing, and Seller will incorporate any comments reasonably made by Purchaser to such Tax Returns.

(f) The amount of any Tax refunds or credits that are received by Purchaser with respect to any Transferred Assets or the Assumed Liabilities that are attributable to any Pre-Closing Tax Period (“Pre-Closing Tax Refunds”) will be for the account of Seller, and Purchaser will cause to be paid over to Seller any such Pre-Closing Tax Refunds, and any interest received thereon, within 30 days after the earlier of receipt or entitlement thereto. Purchaser agrees to claim or cause to be claimed or utilize or cause to be utilized any such Pre-Closing Tax Refund and to furnish Seller all information, records, and assistance necessary to verify the amount of the Pre-Closing Tax Refunds. All such Pre-Closing Tax Refunds will be claimed in cash rather than as a credit against future Liabilities. Purchaser will, if Seller so requests, cause the relevant entity (Purchaser, any of its Affiliates or any successors thereof) to file for and obtain any such Pre-Closing Tax Refunds.

(g) Following the Closing, except with the prior written consent of Seller (not to be unreasonably withheld, conditioned, or delayed), Purchaser will not, and will not cause its Affiliates to, take any action with respect to Taxes of the Transferred Assets or the Assumed Liabilities or any Tax Return with respect thereto (including filing an amended Tax Return or entering a voluntary disclosure agreement) to the extent that such action would materially adversely affect Seller or any of Seller’s Affiliates, including materially increasing Seller’s Taxes or Seller’s obligations under this Agreement.

(h) The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Purchaser; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities will be treated as Retained Liabilities.

ARTICLE 7. ADDITIONAL AGREEMENTS

Section 7.1 Further Assurances to Effectuate the Transaction.

(a) General. Each party agrees (i) to furnish upon request to each other party such further information, (ii) to execute and deliver to each other party such other documents, and (iii) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the other Ancillary Agreements and the Transaction.

(b) Return of Retained Liabilities; Transfer of Transferred Assets.

(i) If, during the period beginning on the Closing Date and ending on the [***]anniversary of the Closing Date, any member of the Purchaser Group is found subject to a Retained Liability, (A) such member of the Purchaser Group will return or transfer and convey (without further cost or consideration to the Purchaser Group) to Seller or the appropriate Subsidiary thereof such Retained Liability, (B) Seller will, or will cause its appropriate Subsidiary to, assume (without further cost or consideration to the Purchaser Group) such Retained Liability, and (C) Seller and the applicable member of the Purchaser Group will, and will cause their appropriate Subsidiaries to, execute such documents or instruments of conveyance and assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Retained Liability back to Seller or its appropriate Subsidiaries such that each party is put into the same economic position with respect to such Retained Liability as if such action had been taken on or prior to the Closing Date.

(ii) If, during the period beginning on the Closing Date and ending on the [***]anniversary of the Closing Date, any asset held by Seller or its Subsidiaries is ultimately determined to be a Transferred Asset, (A) Seller or its Subsidiary will return or transfer and convey (without further cost to or consideration from the Purchaser Group) to the appropriate member of the Purchaser Group such Transferred Asset, and (B) Seller and the applicable member of the Purchaser Group will, and will cause their appropriate Subsidiaries to, execute such documents or instruments of conveyance and assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Transferred Asset back to the applicable member of the Purchaser Group such that each party is put into the same economic position with respect to such Transferred Asset as if such action had been taken on or prior to the Closing Date. In furtherance of the foregoing, Seller will promptly pay or deliver to the applicable member of the Purchaser Group (or its designee) any monies or checks which have been sent to Seller or its Subsidiary to the extent they are not due to Seller or such Subsidiary and should have been sent to the Purchaser Group (including promptly forwarding invoices or similar documentation to the applicable member of the Purchaser Group).

(iii) Except to the extent otherwise required by applicable Law, each of Seller and Purchaser will, and will cause its Subsidiaries to, cooperate to effectuate the transfers contemplated by this Section in a manner that is tax-efficient for the parties.

(c) Seller will use its commercially reasonable efforts to, at Purchaser’s sole cost and expense, make available for hiring the list of individuals identified on Section 7.1(c) of the Disclosure Schedule whom Purchaser wishes to engage as consultants following the Closing and, to the extent requested by Purchaser, waive any restrictive covenants applicable to such individuals. Purchaser may, in its own discretion, provide to each of the individuals listed on Section 7.1(c) of the Disclosure Schedule a Consulting Agreement; provided, however, that Purchaser will be in no way obligated to enter into any consulting agreement with any individual.

Section 7.2 Technology Transfer.

(a) Seller and Purchaser will use commercially reasonable efforts to effect an orderly transfer of the Transferred Product Scientific Material and the Transferred Know-How, as applicable, from Seller to Purchaser Group under the terms of this Agreement as promptly as practicable after the Closing to the extent not so transferred at Closing.

(b) In furtherance of Section 7.2(a), without limiting such Section, Seller will take the steps set forth on Section 7.2 of the Disclosure Schedule.

(c) In connection with activities undertaken pursuant to this Section, Seller will bear the costs incurred by Seller and Purchaser will bear the costs incurred by Purchaser Group.

Section 7.3 Non-Compete.

(a) For a period of [***] years beginning on the Closing Date, neither Seller nor any of its controlled Affiliates will, directly or indirectly, engage or participate in, or render services to (whether as an owner, operator, member, shareholder, trustee, manager, consultant, strategic partner, employee or otherwise, with or without compensation) any Restricted Business. For the purposes of the foregoing, neither Seller nor any of its controlled Affiliates will be in breach of this Section by reason of its beneficial ownership, of two percent or less of the equity of a Person that engages in any Restricted Business so long as Seller or any of its Affiliates does not control the operation or management of such Person that engages in any Restricted Business.

(b) The parties acknowledge and agree that the restrictions contained in this Section are a reasonable and necessary protection of the immediate interests of Purchaser, and any violation of these restrictions would cause substantial harm to Purchaser and that Purchaser would not have entered into this Agreement and the other Ancillary Agreements without receiving the additional consideration offered by Seller or its controlled Affiliates in binding themselves to these restrictions. In the event of a breach or a threatened breach by Seller or any of its controlled Affiliates of these restrictions, Purchaser may be entitled to an injunction restraining Seller or such controlled Affiliate from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting Purchaser from pursuing any other available remedies, whether at Law or in equity, for such breach or threatened breach.

Section 7.4 Disclosure of and Access to Information.

(a) Public Disclosure. Purchaser and Seller will obtain the prior written consent from each other prior to issuing, and will provide each other with reasonable advance notice to review and comment upon, any press release or public announcement relating to this Agreement or the Transactions; provided, however, that a party may make such disclosure to the extent disclosure of the information in such press release or public announcement is required by applicable Law.

(b) Confidentiality.

(i) Each of Purchaser and Seller acknowledges that the information provided to it in connection with this Agreement and the Transaction is subject to the terms of the Confidentiality Agreement between Purchaser and Seller, dated November 18, 2021 (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are incorporated in this Agreement by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate with respect to information relating solely to the Product and the Transferred Assets (other than information relating to the Excluded Assets and the personnel of Seller). For the avoidance of doubt, Purchaser acknowledges and agrees that any and all other information provided to it by Seller or any of its representatives concerning Seller or its business will remain subject to the terms and conditions of the Confidentiality Agreement from and after the Closing.

(ii) Seller recognizes that it possesses information of a confidential or secret nature in both written and unwritten form, which is related to the Transferred Assets (hereinafter referred to as “Confidential Information”). For purposes of this Agreement, the foregoing, “Confidential Information”:

(A) may include each of the following, to the extent constituting a Transferred Asset: (I) any pre-clinical, clinical, pharmaceutical development, prescription, or sales and marketing data for the Products; (II) trade secrets, processes, methods, data, know-how, prototypes, improvements, inventions, techniques, product plans, strategies and forecasts, including any development plans for the use of the Products; (III) forms, Contracts, or promotional materials created for or used solely in relation to the Products; (IV) any correspondence, memoranda, or files related solely to the Products that contain Confidential Information; and (V) any information, knowledge, and data solely related to the Transferred Assets; and

(B) will not include (I) any information which is or becomes generally available to and known by the general public (other than as a result of a disclosure through the actions of Seller or any of its representatives in violation of this Section or any other obligation of confidentiality owed to Purchaser or any of Purchaser’s Subsidiaries), (II) any information which is or becomes available to Seller on a non-confidential basis from a third party (other than as a result of a violation of such third party of obligations of confidentiality), and (III) any information, forms, Contracts, or other items constituting Excluded Assets.

(iii) Seller agrees that, following the Closing, all Confidential Information will be the sole property of Purchaser Group and its assigns.

(iv) Seller will, and will cause its representatives to, keep in strict confidence all Confidential Information and will not use or disclose any Confidential Information or anything relating to it, in whole or in part, or permit others to use or disclose Confidential Information in any way, without the prior written consent of Purchaser. Seller agrees to inform Purchaser as promptly as practicable in writing in the event of any breach of this obligation of confidentiality that becomes known to Seller.

(v) Notwithstanding anything contained in this Agreement to the contrary, Seller is permitted to disclose the Confidential Information pursuant to an Order; provided that, in each instance, Seller (A) promptly notifies Purchaser of the Order after Seller becomes aware of the Order, (B) cooperates with Purchaser in seeking a protective order or similar relief to protect the confidentiality of the information to be disclosed, and (C) limits the disclosure to what is requested by the Order.

(c) Post-Closing Access to Information.

(i) For a period of [***] years following the Closing, Purchaser will, and will cause the other members of Purchaser Group to, afford to Seller and its accountants, counsel, and other representatives reasonable access, upon reasonable prior written notice during normal business hours, to the books and records, Contracts, and other properties and assets of Purchaser Group solely to the extent relating to the Products, the Transferred Assets, or the Assumed Liabilities solely to the extent in existence prior to the Closing for any reasonable business purpose if such access does not unreasonably disrupt the normal operations of Purchaser Group. Notwithstanding the immediately foregoing sentence, this Section will not obligate any member of Purchaser Group to (A) adversely affect the ability of any member of Purchaser Group to assert attorney-client or attorney work product privilege or a similar privilege, (B) furnish information, documents, or records if the parties are in an adversarial relationship in litigation or arbitration, in which case the applicable rules relating to discovery will govern, (C) violate any applicable Law or Order, or (D) breach any duty of confidentiality owed to any Person whether such duty arises contractually, statutorily, or otherwise.

(ii) For a period of [***] years following the Closing, Seller will afford to Purchaser and its accountants, counsel, and other representatives reasonable access, upon reasonable prior written notice during normal business hours, to the books and records, Contracts, and other properties and assets of Seller solely to the extent relating to the Products, the Transferred Assets, or the Assumed Liabilities solely to the extent in existence prior to the Closing for any reasonable business purpose if such access does not unreasonably disrupt the normal operations of Seller. Notwithstanding the immediately foregoing sentence, this Section will not obligate Seller to (A) adversely affect the ability of Seller to assert attorney-client or attorney work product privilege or a similar privilege, (B) furnish information, documents, or records if the parties are in an adversarial relationship in litigation or arbitration, in which case the applicable rules relating to discovery will govern, (C) violate any applicable Law or Order, or (D) breach any duty of confidentiality owed to any Person whether such duty arises contractually, statutorily, or otherwise.

ARTICLE 8. GENERAL PROVISIONS

Section 8.1 Indemnification Provisions.

(a) Survival. All representations and warranties of Seller contained in this Agreement or in any document, certificate, or other instrument required to be delivered under this Agreement or under any other Ancillary Agreements will survive the Closing and will continue until [***] year after the Closing Date (the “Survival Period”). All covenants and agreements contained in this Agreement or in any other Ancillary Agreement will survive the Closing and will continue until [***] years after the Closing Date. All claims for indemnification relating to the Excluded Assets and the Retained Liabilities will survive the Closing and continue in effect until 60 days after the expiration of the applicable statute of limitations, taking into account any extensions or waivers thereof. Notwithstanding the foregoing, (x) if any claims for indemnification have been asserted with respect to a misrepresentation, inaccuracy, or a breach of such representations and warranties prior to the end of the Survival Period, such claims will survive and continue in effect until final resolution of such claims, and (y) claims for indemnification relating to Fraud will survive the Closing and continue in effect until 60 days after the expiration of the applicable statute of limitations, taking into account any extensions or waivers thereof.

(b) Purchaser Indemnity Rights. Subject to the limitations in this Section 8.1, from and after Closing, Seller will pay, defend, discharge, indemnify, and hold harmless Purchaser and the Purchaser Group and each of their Affiliates and each of Purchaser’s, its Subsidiaries’, and its Affiliates’ respective officers, directors, employees, and agents (collectively, the “Purchaser Indemnified Parties”) from and against any Damages arising from or in connection with:

(i) the failure of Seller to duly perform or observe any covenant or agreement to be performed or observed by Seller under this Agreement;

(ii) any breach or inaccuracy of any representation or warranty made by Seller in Article 4 of this Agreement; or

(iii) the Excluded Assets or the Retained Liabilities.

(c) Limitations.

(i) Except in the case of Fraud claims, Seller’s cumulative aggregate indemnification obligation under (A) Section 8.1(b)(ii) will not exceed, in the aggregate, the Holdback Amount, and (B) Section 8.1(b)(i) and Section 8.1(b)(iii) will not exceed, in the aggregate, the sum of the Closing Consideration plus the amount of the Holdback Amount actually released under Section 8.1(e).

(ii) Purchaser acknowledges and agrees that, except as otherwise provided in this Agreement, Seller will not have any liability under any provision of this Agreement for any Damages to the extent that such Damages are caused by action or inaction by Purchaser or any of its Subsidiaries or Affiliates after the Closing Date.

(iii) Damages will be limited to the amount of any Damages that remain after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment actually received by the Purchaser Indemnified Parties from any third parties in respect of any such claim, net of any costs of recovery and increases in premiums.

(iv) Damages will be determined without duplication of any other Damages for which an indemnification claim has been paid under any other representation, warranty, covenant, or agreement among the parties. The Purchaser Indemnified Parties will not be entitled to recover more than once for the same Damages.

(v) For purposes of determining the amount of Damages resulting from a breach or inaccuracy of a representation or warranty and for purposes of determining whether there has been any breach or inaccuracy of a representation or warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the term “material” shall be disregarded.

(vi) Seller will not be required to provide indemnification for Damages under Section 8.1(b)(ii) to the Purchaser Indemnified Parties, unless the aggregate amount of all Damages incurred by the Purchaser Indemnified Parties, with respect to breaches of representations or warranties made by Seller in this Agreement or in any Ancillary Agreement (in the aggregate), exceeds $250,000 (the “Basket”), in which case the obligation to provide indemnification under Section 8.1(b)(ii) to the Purchaser Indemnified Parties will apply only with respect to such amounts as are in excess of the Basket.

(d) Exclusive Monetary Remedy. Except for Fraud claims, the indemnification provisions contained in this Section 8.1 are intended to provide the sole and exclusive monetary remedy following the Closing as to all Damages any Purchaser Indemnified Party may incur arising from or relating to breaches of any representation or warranty made by Seller in this Agreement.

(e) Release of Holdback Amount. Promptly following the expiration of the Survival Period, Purchaser will pay to Seller by wire transfer of immediately available funds to the account designated on Section 3.2(a) of the Disclosure Schedule, the remainder of the Holdback Amount, less any amounts required to satisfy any then pending claims (“Pending Claims,” and the amounts required to satisfy any such Pending Claims, the “Set Aside Amounts”). Upon the final determination of any such Pending Claims, Purchaser will be entitled to retain the amount awarded to Purchaser in the final determination of such Pending Claim (the “Indemnified Amount”) with respect to such Pending Claim, if any, and, within five Business Days of the final determination of such Pending Claim, Purchaser will pay to Seller an amount equal to the excess of (i) the Set Aside Amount with respect to such Pending Claim, minus (ii) the Indemnified Amount with respect to such Pending Claim to the account designated on Section 3.2(a) of the Disclosure Schedule.

(f) Tax Provisions.

(i) For Tax purposes, the Holdback Amount will be treated as having been received and voluntarily set aside by Seller immediately following the Closing Date for securing their obligations under this Agreement.

(ii) Seller and Purchaser agree to treat (and cause their Affiliates to treat) any payments received pursuant to this Section 8.1 as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by a change in Law after the date of this Agreement, a closing agreement with an applicable Taxing Authority, or a final judgment of a court of competent jurisdiction.

Section 8.2 Notices. All notices, requests, demands, and other communications under this Agreement will be in writing and will be deemed to have been duly given or made (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent by nationally recognized overnight air courier, one Business Day after mailing, (c) if sent by email, when transmitted and receipt is confirmed by email or telephone, and (d) if otherwise actually personally delivered, when delivered; in each to the addresses set forth below:

if to Seller,

Catalyst Biosciences, Inc.

611 Gateway Blvd., Suite 710

South San Francisco, CA 94080

Email: [***]

Attention: [***]

with a copy to (which will not constitute notice):

Orrick, Herrington and Sutcliffe LLP

51 West 52nd Street

New York, NY 10019-6142

Email: [***]; [***]

Attention: [***]; [***]

if to Purchaser,

Vertex Pharmaceuticals Incorporated

50 Northern Avenue

Boston, MA 02210

Email: [***]

Attention: Business Development

with copies to (which will not constitute notice):

Vertex Pharmaceuticals Incorporated

50 Northern Avenue

Boston, MA 02210

Email: [***]

Attention: Corporate Legal

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, MA 02116

Email: [***]; [***]

Attention: [***]; [***]

or to such other address(es) as will be furnished in writing by any such party to the other party to this Agreement in accordance with the provisions of this Section.

Section 8.3 Expenses. Except as otherwise provided in this Agreement or the applicable Ancillary Agreements, all costs and expenses (including all fees and disbursements of counsel, financial advisors, and accountants) incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements, the performance of the terms of this Agreement and the Ancillary Agreements, and the consummation of the Transaction, will be paid by the respective party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 8.4 Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits), the Ancillary Agreements, and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter of this Agreement, the Ancillary Agreements, and the Confidentiality Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Ancillary Agreements, and the Confidentiality Agreement, except as otherwise expressly provided in any such agreement.

Section 8.5 Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument, or other document referred to in this Agreement, will, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or any other such certificate, instrument, or other document referred to in this Agreement, and the parties will use their commercially reasonable efforts to substitute one or more valid, legal, and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree, or within certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal, or unenforceable in any respect.

Section 8.6 Amendments; Waivers. This Agreement may be amended or modified only by a written instrument executed by both of the parties. Any failure of the parties to comply with any obligation, covenant, agreement, or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power, or privilege under this Agreement operate as a waiver of any other right, power, or privilege under this Agreement, nor will any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege under this Agreement. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent will be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

Section 8.7 Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement will be assigned or transferred by either party (whether by operation of Law or otherwise) without the prior written consent of the other party, and any purported assignment or other transfer without such consent will be void and unenforceable; provided that Purchaser may assign any of its rights, interests, or obligations under this Agreement to any member of the Purchaser’s Group without the consent of Seller. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 8.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person (other than a permitted successor or assign of a party) any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.9 Governing Law; Consent to Jurisdiction. This Agreement and all matters arising out of or relating to this Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to Contracts executed in and to be performed entirely within such State, without giving effect to the principles of conflict of Laws that would require or permit the application of the Laws of any other jurisdiction. Each of the parties irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any court in the Borough of Manhattan, City of New York, State of New York in any Action arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the Transaction, or for recognition or enforcement of any judgment relating thereto, and each of the parties irrevocably and unconditionally (a) agrees not to commence any such Action except in such courts, (b) agrees that any claim in respect of any such Action may be heard and determined in such court or, to the extent permitted by Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in any such court, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court. Each of the parties agrees that a final judgment in any such Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties irrevocably consents to service of process in the manner provided for notices in Section 8.2 and agrees to submit to extraterritorial service of process should such service become necessary. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable Law.

Section 8.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties will be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in the courts of the Borough of Manhattan, City of New York, State of New York, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate, and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 8.12 Counterparts. This Agreement may be executed in counterparts (including by facsimile and electronic transmission), each of which when executed will be deemed to be an original, but all of which taken together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CATALYST BIOSCIENCES, INC.

By:
Name:
Title:

VERTEX PHARMACEUTICALS INCORPORATED

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]